Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated April 1, 2022 with respect to the Common Stock, $0.01 par value per share of CVD Equipment Corporation, a Delaware corporation, and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: April 8, 2022

ADA PARTNERS, L.P.

By:	ADA Partners GP, LLC, its general partner

By:	/s/ Andrew Africk
Andrew Africk
Manager

/s/ Andrew Africk
Andrew Africk